Exhibit 99.1

See Item 8.01 of the accompanying Current Report on Form 8-K for an explanation regarding the following disclosure.  The following information replaces the Report of Independent Registered Public Accounting Firm and the audited Consolidated Financial Statements and Notes thereto incorporated by reference into Part II—Item 8 “— Financial Statements and Supplementary Data” and Part IV—Item 15 “—Financial Statements and Schedules” previously filed in the Annual Report on Form 10-K for the year ended December 31, 2010 for Clayton Williams Energy, Inc. (the “Form 10-K”).  Except as set forth in this Exhibit 99.1, the Form 10-K has not been otherwise modified or updated.

CLAYTON WILLIAMS ENERGY, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

AND FINANCIAL STATEMENT SCHEDULE

REPORT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Clayton Williams Energy, Inc.:

We have audited the accompanying consolidated balance sheets of Clayton Williams Energy, Inc. and subsidiaries (the Company) as of December 31, 2010 and 2009, and the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2010.  In connection with our audits of the consolidated financial statements, we also have audited the accompanying financial statement schedule.  These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements and the financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Clayton Williams Energy, Inc. and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.  Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Clayton Williams Energy, Inc.’s internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 28, 2011 (not presented herein), expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ KPMG LLP

Dallas, Texas

February 28, 2011 except with respect to our opinion on the consolidated financial statements insofar as it relates to the presentation of condensed consolidating financial information of guarantor subsidiaries discussed in Note 18, as to which the date is December 13, 2011.

CLAYTON WILLIAMS ENERGY, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

ASSETS

	December 31,
	2010	2009
CURRENT ASSETS
Cash and cash equivalents	$8,720	$14,013
Accounts receivable:
Oil and gas sales	35,361	28,721
Joint interest and other, net	9,893	6,669
Affiliates	796	624
Inventory	39,218	43,068
Deferred income taxes	5,074	1,362
Assets held for sale	8,762	7,411
Prepaids and other	5,997	1,729
	113,821	103,597
PROPERTY AND EQUIPMENT
Oil and gas properties, successful efforts method	1,707,252	1,579,664
Natural gas gathering and processing systems	18,153	17,816
Contract drilling equipment	58,486	41,533
Other	17,425	16,550
	1,801,316	1,655,563
Less accumulated depreciation, depletion and amortization	(1,034,227)	(985,517)
Property and equipment, net	767,089	670,046

OTHER ASSETS
Debt issue costs, net	8,323	4,874
Fair value of derivatives	—	4,427
Other	1,684	1,660
	10,007	10,961
	$890,917	$784,604

The accompanying notes are an integral part of these consolidated financial statements.

CLAYTON WILLIAMS ENERGY, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

LIABILITIES AND STOCKHOLDERS’ EQUITY

	December 31,
	2010	2009
CURRENT LIABILITIES
Accounts payable:
Trade	$74,123	$47,211
Oil and gas sales	28,920	18,063
Affiliates	1,251	1,097
Fair value of derivatives	7,224	5,907
Accrued liabilities and other	22,202	11,995
	133,720	84,273
NON-CURRENT LIABILITIES
Long-term debt	385,000	395,000
Deferred income taxes	78,035	54,065
Fair value of derivatives	3,409	—
Other	41,301	38,991
	507,745	488,056
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, par value $.10 per share, authorized — 3,000,000 shares; none issued	—	—
Common stock, par value $.10 per share, authorized — 30,000,000 shares; issued and outstanding — 12,154,536 shares in 2010 and 12,145,536 shares in 2009	1,215	1,215
Additional paid-in capital	152,290	152,051
Retained earnings	95,947	59,009
	249,452	212,275
	$890,917	$784,604

The accompanying notes are an integral part of these consolidated financial statements.

CLAYTON WILLIAMS ENERGY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share)

	Year Ended December 31,
	2010	2009	2008
REVENUES
Oil and gas sales	$326,320	$242,338	$463,964
Natural gas services	1,631	6,146	10,926
Drilling rig services	—	6,681	46,124
Gain on sales of assets	3,680	796	44,503
Total revenues	331,631	255,961	565,517

COSTS AND EXPENSES
Production	83,146	76,288	89,054
Exploration:
Abandonments and impairments	9,074	78,798	80,112
Seismic and other	6,046	8,189	22,685
Natural gas services	1,209	5,348	10,060
Drilling rig services	1,198	10,848	37,789
Depreciation, depletion and amortization	101,145	129,658	120,542
Impairment of property and equipment	11,908	59,140	12,882
Accretion of abandonment obligations	2,623	3,120	2,355
General and administrative	35,588	20,715	25,635
Loss on sales of assets and impairment of inventory	1,750	5,282	2,122
Total costs and expenses	253,687	397,386	403,236
Operating income (loss)	77,944	(141,425)	162,281

OTHER INCOME (EXPENSE)
Interest expense	(24,402)	(23,758)	(24,994)
Gain (loss) on derivatives	722	(17,416)	74,743
Other	3,308	2,543	6,539
Total other income (expense)	(20,372)	(38,631)	56,288
Income (loss) before income taxes	57,572	(180,056)	218,569
Income tax (expense) benefit	(20,634)	64,096	(77,327)

NET INCOME (LOSS)	36,938	(115,960)	141,242
Less income attributable to noncontrolling interest, net of tax	—	(1,455)	(708)
NET INCOME (LOSS) attributable to Clayton Williams Energy, Inc.	$36,938	$(117,415)	$140,534
Net income (loss) per common share attributable to Clayton Williams Energy, Inc. stockholders:
Basic	$3.04	$(9.67)	$11.78
Diluted	$3.04	$(9.67)	$11.67

Weighted average common shares outstanding:
Basic	12,148	12,138	11,932
Diluted	12,148	12,138	12,039

The accompanying notes are an integral part of these consolidated financial statements.

CLAYTON WILLIAMS ENERGY, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In thousands)

	Year Ended December 31,
	2010	2009	2008
Net income (loss) attributable to Clayton Williams Energy, Inc.	$36,938	$(117,415)	$140,534
Unrealized gain on marketable securities, net of tax $2,015 in 2008	—	—	3,742
Total comprehensive income (loss)	$36,938	$(117,415)	$144,276

The accompanying notes are an integral part of these consolidated financial statements.

CLAYTON WILLIAMS ENERGY, INC.

CONSOLIDATED STATEMENTS OF EQUITY

(In thousands)

	Clayton Williams Energy, Inc. Stockholders’ Equity
					Accumulated
	Common Stock		Additional		Other	Non-
	No. of	Par	Paid-In	Retained	Comprehensive	Controlling
	Shares	Value	Capital	Earnings	Income	Interest
BALANCE,	11,354	$1,135	$121,063	$35,890	$2,718	$4,886
December 31, 2007
Net income	—	—	—	140,534	—	708
Unrealized gain on marketable securities, net of tax of $2,015	—	—	—	—	3,742	—
Reclassification adjustment for securities gains included in income, net of tax of $3,479	—	—	—	—	(6,460)	—
Issuance of stock through compensation plans, including income tax benefits	762	77	15,983	—	—	—

BALANCE,	12,116	1,212	137,046	176,424	—	5,594
December 31, 2008
Net income (loss)	—	—	—	(117,415)	—	1,455
Issuance of stock through compensation plans, including income tax benefits	30	3	173	—	—	—
Acquisition of noncontrolling interest	—	—	14,832	—	—	(7,049)

BALANCE,	12,146	1,215	152,051	59,009	—	—
December 31, 2009
Net income	—	—	—	36,938	—	—
Issuance of stock through compensation plans, including income tax benefits	9	—	239	—	—	—

BALANCE,
December 31, 2010	12,155	$1,215	$152,290	$95,947	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

CLAYTON WILLIAMS ENERGY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2010	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$36,938	$(115,960)	$141,242
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation, depletion and amortization	101,145	129,658	120,542
Impairment of property and equipment	11,908	59,140	12,882
Exploration costs	9,074	78,798	80,112
(Gain) loss on sales of assets and impairment of inventory, net	(1,930)	4,486	(42,381)
Deferred income tax expense (benefit)	20,259	(64,220)	77,315
Non-cash employee compensation	13,898	1,434	5,834
Unrealized (gain) loss on derivatives	9,153	1,480	(49,738)
Settlements on derivatives with financing elements	—	—	43,486
Amortization of debt issue costs	1,648	1,458	1,354
Accretion of abandonment obligations	2,623	3,120	2,355
Changes in operating working capital:
Accounts receivable	(10,036)	4,571	13,087
Accounts payable	19,144	(19,590)	(4,946)
Other	(5,573)	20,336	(19,164)
Net cash provided by operating activities	208,251	104,711	381,980
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment	(285,655)	(142,623)	(351,789)
Proceeds from sales of assets	77,216	729	117,226
Change in equipment inventory	4,638	(26,675)	(8,247)
Other	18	(29)	3,935
Net cash used in investing activities	(203,783)	(168,598)	(238,875)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	—	75,900	7,500
Repayments of long-term debt	(10,000)	(39,375)	(94,200)
Proceeds from exercise of stock options	239	176	15,936
Settlements on derivatives with financing elements	—	—	(43,486)
Net cash provided by (used in) financing activities	(9,761)	36,701	(114,250)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(5,293)	(27,186)	28,855
CASH AND CASH EQUIVALENTS
Beginning of period	14,013	41,199	12,344
End of period	$8,720	$14,013	$41,199
SUPPLEMENTAL DISCLOSURES
Cash paid for interest, net of amounts capitalized	$22,457	$23,349	$24,027
Cash paid for income taxes	$—	$—	$16,652

The accompanying notes are an integral part of these consolidated financial statements.

CLAYTON WILLIAMS ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.                          Nature of Operations

Clayton Williams Energy, Inc. (a Delaware corporation), is an independent oil and gas company engaged in the exploration for and development and production of oil and natural gas primarily in its core areas in Texas, Louisiana and New Mexico.  Unless the context otherwise requires, references to “CWEI” mean Clayton Williams Energy, Inc., the parent company, and references to the “Company”, “we”, “us” or “our” mean Clayton Williams Energy, Inc. and its consolidated subsidiaries.  Approximately 26% of the Company’s outstanding common stock is beneficially owned by Clayton W. Williams, Jr. (“Mr. Williams”), Chairman of the Board and Chief Executive Officer of the Company, and approximately 25% is owned by a partnership in which Mr. Williams’ adult children are limited partners.

Substantially all of our oil and gas production is sold under short-term contracts which are market-sensitive.  Accordingly, our results of operations and capital resources are highly dependent upon prevailing market prices of, and demand for, oil and natural gas.  These commodity prices are subject to wide fluctuations and market uncertainties due to a variety of factors that are beyond our control.  These factors include the level of global supply and demand for oil and natural gas, market uncertainties, weather conditions, domestic governmental regulations and taxes, political and economic conditions in oil producing countries, price and availability of alternative fuels, and overall domestic and foreign economic conditions.

2.                          Summary of Significant Accounting Policies

Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.  Actual results could differ materially from those estimates.  The accounting policies most affected by management’s estimates and assumptions are as follows:

•                  Provisions for depreciation, depletion and amortization and estimates of non-equity plans are based on estimates of proved reserves;

•                  Impairments of long-lived assets are based on estimates of future net cash flows and, when applicable, the estimated fair values of impaired assets;

•                  Exploration expenses related to impairments of unproved acreage are based on estimates of fair values of the underlying leases;

•                  Impairments of inventory are based on estimates of fair values of tubular goods and other well equipment held in inventory;

•                  Exploration expenses related to well abandonment costs are based on the judgments regarding the productive status of in-progress exploratory wells; and

•                  Abandonment obligations are based on estimates regarding the timing and cost of future asset abandonments.

Principles of Consolidation

The consolidated financial statements include the accounts of CWEI and its wholly-owned subsidiaries.  We also account for our undivided interests in oil and gas limited partnerships using the proportionate consolidation method.  Under this method, we consolidate our proportionate share of assets, liabilities, revenues and expenses of these limited partnerships.  Less than 5% of the Company’s consolidated total assets and total revenues are derived from oil and gas limited partnerships.  All significant intercompany transactions and balances associated with the consolidated operations have been eliminated.

CLAYTON WILLIAMS ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Oil and Gas Properties

We follow the successful efforts method of accounting for oil and gas properties, whereby costs of productive wells, developmental dry holes and productive leases are capitalized into appropriate groups of properties based on geographical and geological similarities.  These capitalized costs are amortized using the unit-of-production method based on estimated proved reserves.  Proceeds from sales of properties are credited to property costs, and a gain or loss is recognized when a significant portion of an amortization base is sold or abandoned.

Exploration costs, including geological and geophysical expenses and delay rentals, are charged to expense as incurred.  Exploratory drilling costs, including the cost of stratigraphic test wells, are initially capitalized but charged to exploration expense if and when the well is determined to be nonproductive.  The determination of an exploratory well’s ability to produce must be made within one year from the completion of drilling activities.  The acquisition costs of unproved acreage are initially capitalized and are carried at cost, net of accumulated impairment provisions, until such leases are transferred to proved properties or charged to exploration expense as impairments of unproved properties.

Natural Gas Systems and Other Property and Equipment

Natural gas gathering and processing systems consist primarily of gas gathering pipelines, compressors and gas processing plants.  Other property and equipment consists primarily of field equipment and facilities, office equipment, leasehold improvements and vehicles.  Major renewals and betterments are capitalized while repairs and maintenance are charged to expense as incurred.  The cost of assets retired or otherwise disposed of and the applicable accumulated depreciation are removed from the accounts, and any gain or loss is included in operating income in the accompanying consolidated statements of operations.

Depreciation of natural gas gathering and processing systems and other property and equipment is computed on the straight-line method over the estimated useful lives of the assets, which generally range from 3 to 20 years.

Contract Drilling

We conduct contract drilling operations through Desta Drilling (see Note 10), formerly referred to as Larclay JV.  Desta Drilling recognizes revenues and expenses from daywork drilling contracts as the work is performed, but defers revenues and expenses from footage or turnkey contracts until the well is substantially completed or until a loss, if any, on a contract is determinable.

Property and equipment, including major replacements, improvements and capitalized interest on construction-in-progress, are capitalized and are depreciated using the straight-line method over estimated useful lives of 3 to 7 years.  Upon disposition, the costs and related accumulated depreciation of assets are eliminated from the accounts and the resulting gain or loss is recognized.

Valuation of Property and Equipment

Our long-lived assets, including proved oil and gas properties and contract drilling equipment, are assessed for potential impairment in their carrying values, based on depletable groupings, whenever events or changes in circumstances indicate such impairment may have occurred.  An impairment is recognized when the estimated undiscounted future net cash flows of the asset are less than its carrying value.  Any such impairment is recognized based on the difference in the carrying value and estimated fair value of the impaired asset.

Unproved oil and gas properties are periodically assessed, and any impairment in value is charged to exploration costs.  The amount of impairment recognized on unproved properties which are not individually significant is determined by impairing the costs of such properties within appropriate groups based on our historical experience, acquisition dates and average lease terms.  The valuation of unproved properties is subjective and requires management to make estimates and assumptions which, with the passage of time, may prove to be materially different from actual realizable values.

Abandonment Obligations

We recognize a liability for the present value of all legal obligations associated with the retirement of tangible, long-lived assets and capitalize an equal amount as a cost of the asset.  The cost associated with the abandonment obligation, along with any estimated salvage value, is included in the computation of depreciation, depletion and amortization.

CLAYTON WILLIAMS ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Income Taxes

We utilize the asset and liability method to account for income taxes.  Under this method of accounting for income taxes, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in enacted tax rates is recognized in income in the period that includes the enactment date.  We also record any financial statement recognition and disclosure requirements for uncertain tax positions taken or expected to be taken in a tax return.  Financial statement recognition of the tax position is dependent on an assessment of a 50% or greater likelihood that the tax position will be sustained upon examination, based on the technical merits of the position.  Any interest and penalties related to uncertain tax positions are recorded as interest expense.

Hedging Activities

From time to time, we utilize derivative instruments, consisting of swaps, floors and collars, to attempt to optimize the price received for our oil and gas production.  All of our derivative instruments are recognized as assets or liabilities in the balance sheet, measured at fair value.  The accounting for changes in the fair value of a derivative depends on both the intended purpose and the formal designation of the derivative.  Designation is established at the inception of a derivative, but subsequent changes to the designation are permitted.  For derivatives designated as cash flow hedges and meeting the effectiveness guidelines under applicable accounting standards, changes in fair value are recognized in other comprehensive income until the hedged item is recognized in earnings.  Hedge effectiveness is measured quarterly based on relative changes in fair value between the derivative contract and the hedged item over time.  Any change in fair value resulting from ineffectiveness is recognized immediately in earnings.  Changes in fair value of derivative instruments which are not designated as cash flow hedges or do not meet the effectiveness guidelines are recorded in earnings as the changes occur.  If designated as cash flow hedges, actual gains or losses on settled commodity derivatives are recorded as oil and gas revenues in the period the hedged production is sold, while actual gains or losses on interest rate derivatives are recorded in interest expense for the applicable period.  Actual gains or losses from derivatives not designated as cash flow hedges are recorded in other income (expense) as gain (loss) on derivatives.

Inventory

Inventory consists primarily of tubular goods and other well equipment which we plan to utilize in our exploration and development activities and is stated at the lower of average cost or estimated market value.

Capitalization of Interest

Interest costs associated with our inventory of unproved oil and gas property lease acquisition costs are capitalized during the periods for which exploration activities are in progress.  During the years ended December 31, 2010, 2009 and 2008, we capitalized interest totaling approximately $493,000, $698,000 and $3.8 million, respectively.

Cash and Cash Equivalents

We consider all cash and highly liquid investments with original maturities of three months or less to be cash equivalents.

Net Income (Loss) Per Common Share

Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period.  Diluted net income per share reflects the potential dilution that could occur if dilutive stock options were exercised, calculated using the treasury stock method.  The diluted net income per share calculations for 2010 and 2008 include changes in potential shares attributable to dilutive stock options.

Marketable Securities

All marketable equity securities are included in other non-current assets and are considered available-for-sale securities carried at fair value. The unrealized gains and losses related to these securities are included in accumulated other comprehensive income.  The fair values are based on quoted market prices.

CLAYTON WILLIAMS ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Stock-Based Compensation

We measure and recognize compensation expense for all share-based payment awards, including employee stock options, based on estimated fair values. The value of the portion of the award that is ultimately expected to vest is recognized as expense on a straight-line basis over the requisite service periods, if any.

We estimate the fair value of stock option awards on the date of grant using an option-pricing model.  We use the Black-Scholes option-pricing model (“Black-Scholes Model”) as our method of valuation for share-based awards granted on or after January 1, 2006.  Our determination of fair value of share-based payment awards on the date of grant using an option-pricing model is affected by our stock price, as well as assumptions regarding a number of subjective variables.  These variables include, but are not limited to, our expected stock price volatility over the term of the awards, as well as actual and projected exercise and forfeiture activity.

Fair Value Measurements

We follow a framework for measuring fair value, which outlines a fair value hierarchy based on the quality of inputs used to measure fair value and enhances disclosure requirements for fair value measurements.  Fair value is defined as the price at which an asset could be exchanged in a current transaction between knowledgeable, willing parties at the measurement date. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, use of unobservable prices or inputs are used to estimate the current fair value, often using an internal valuation model. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the item being valued.  We categorize our assets and liabilities recorded at fair value in the accompanying consolidated balance sheets based upon the level of judgment associated with the inputs used to measure their fair value. Hierarchical levels directly related to the amount of subjectivity associated with the inputs to fair valuation of these assets and liabilities are as follows:

Level 1	-	Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2	-

Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3	-

Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

Revenue Recognition and Gas Balancing

We utilize the sales method of accounting for oil, natural gas and natural gas liquids revenues whereby revenues, net of royalties, are recognized as the production is sold to purchasers.  The amount of gas sold may differ from the amount to which we are entitled based on our revenue interests in the properties.  We did not have any significant gas imbalance positions at December 31, 2010 or 2009.  Revenues from natural gas services are recognized as services are provided.

Comprehensive Income

There were no differences between net income and comprehensive income in 2010 and 2009.  In 2008, we reported an unrealized gain on marketable securities as comprehensive income.

Concentration Risks

We sell our oil and natural gas production to various customers, serve as operator in the drilling, completion and operation of oil and gas wells, and enter into derivatives with various counterparties.  When management deems appropriate, we obtain letters of credit to secure amounts due from our principal oil and gas purchasers and follow other procedures to monitor credit risk from joint owners and derivatives counterparties.  Allowances for doubtful accounts at December 31, 2010 and 2009 relate to amounts due from joint interest owners.

Reclassifications

To the extent necessary, reclassifications of prior year financial statement amounts are made to conform to current year presentations.

CLAYTON WILLIAMS ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Adopted Accounting Pronouncements

In June 2009, the FASB issued accounting guidance on the consolidation of variable interest entities (“VIEs”). This new guidance revises previous guidance by replacing the quantitative-based risks and rewards calculation for determining which enterprise, if any, has a controlling financial interest in a VIE with a qualitative approach focused on identifying which enterprise has both the power to direct the activities of the VIE that most significantly impacts the entity’s economic performance and has the obligation to absorb losses or the right to receive benefits that could be significant to the entity. In addition, this guidance requires reconsideration of whether an entity is a VIE when any changes in facts and circumstances occur such that the holders of the equity investment at risk, as a group, lose the power from voting rights or similar rights of those investments to direct the activities of the entity that most significantly impact the entity’s economic performance. It also requires ongoing assessments of whether an enterprise is the primary beneficiary of a VIE and additional disclosures about an enterprise’s involvement in variable interest entities. This guidance is effective for fiscal years beginning after November 15, 2009.  Our adoption of the new guidance during the first quarter of 2010 did not have a material effect on our consolidated financial statements.

3.                         Long-Term Debt

Long-term debt consists of the following:

	December 31,	December 31,
	2010	2009
	(In thousands)
7¾% Senior Notes due 2013	$225,000	$225,000
Secured bank credit facility, due November 2015	160,000	170,000
	$385,000	$395,000

Aggregate maturities of long-term debt at December 31, 2010 are as follows: 2013 - $225 million, 2015- $160 million.

7¾% Senior Notes due 2013

In July 2005, we issued $225 million of aggregate principal amount of 7¾% Senior Notes due 2013 (“Senior Notes”).  The Senior Notes were issued at face value and bear interest at 7¾% per year, payable semi-annually on February 1 and August 1 of each year, beginning February 1, 2006.

We may redeem some or all of the Senior Notes at redemption prices (expressed as percentages of principal amount) equal to 101.938% for the twelve-month period beginning on August 1, 2010, and 100% beginning on August 1, 2011 or for any period thereafter, in each case plus accrued and unpaid interest.

The Indenture governing the Senior Notes contains covenants that restrict our ability to:  (1) borrow money; (2) issue redeemable or preferred stock; (3) pay distributions or dividends; (4) make investments; (5) create liens without securing the Senior Notes; (6) enter into agreements that restrict dividends from subsidiaries; (7) sell certain assets or merge with or into other companies; (8) enter into transactions with affiliates; (9) guarantee indebtedness; and (10) enter into new lines of business.  One such covenant provides that we may only incur indebtedness if the ratio of consolidated EBITDAX to consolidated interest expense (as these terms are defined in the Indenture) exceeds 2.5 to 1 for the four most recently completed fiscal quarters.  However, this restriction does not prevent us from borrowing funds under the revolving credit facility provided that our outstanding balance on the facility does not exceed the greater of $150 million and 30% of Adjusted Consolidated Net Tangible Assets (as defined in the Indenture).  These covenants are subject to a number of important exceptions and qualifications as described in the Indenture.  We were in compliance with these covenants at December 31, 2010.

CLAYTON WILLIAMS ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Secured Bank Credit Facility

In November 2010, we amended and restated our secured bank credit facility with a syndicate of banks to provide for a revolving line of credit of up to $500 million, limited to the amount of a borrowing base as determined by the banks.  The borrowing base, which is based on the discounted present value of future net cash flows from oil and gas production, is redetermined by the banks semi-annually in May and November.  We or the banks may also request an unscheduled borrowing base redetermination at other times during the year.  If, at any time, the borrowing base is less than the amount of outstanding credit exposure under the revolving credit facility, we will be required to (1) provide additional security, (2) prepay the principal amount of the loans in an amount sufficient to eliminate the deficiency (or by a combination of such additional security and such prepayment eliminate such deficiency), or (3) prepay the deficiency in not more than five equal monthly installments plus accrued interest.  The borrowing base was $350 million at December 31, 2010.  After allowing for outstanding letters of credit totaling $2 million, we had $188 million available under the credit facility at December 31, 2010.

The revolving credit facility is collateralized primarily by 80% or more of the adjusted engineered value (as defined in the revolving credit facility) of our oil and gas interests evaluated in determining the borrowing base.  The obligations under the revolving credit facility are guaranteed by each of CWEI’s material domestic subsidiaries.

At our election, annual interest rates under the revolving credit facility are determined by reference to (1) LIBOR plus an applicable margin between 2% and 3% per year or (2) if an alternate base rate loan, the greatest of (A) the prime rate, (B) the federal funds rate plus 0.5%, or (C) one-month LIBOR plus 1% plus, if any of (A), (B) or (C), an applicable margin between 1% and 2%.  We also pay a commitment fee on the unused portion of the revolving credit facility at a flat rate of .5%.  Interest and fees are payable no less often than quarterly.  The effective annual interest rate on borrowings under the revolving credit facility, excluding bank fees and amortization of debt issue costs, for the twelve months ended December 31, 2010 was 3%.

The revolving credit facility also contains various covenants and restrictive provisions which may, among other things, limit our ability to sell assets, incur additional indebtedness, make investments or loans and create liens.  One such covenant requires that we maintain a ratio of consolidated current assets to consolidated current liabilities of at least 1 to 1.  Another financial covenant prohibits the ratio of our consolidated funded indebtedness to consolidated EBITDAX (determined as of the end of each fiscal quarter for the then most-recently ended four fiscal quarters) from being greater than 4 to 1.  The computations of consolidated current assets, current liabilities, EBITDAX and indebtedness are defined in the loan agreement.  We were in compliance with all financial and non-financial covenants at December 31, 2010.

4.                          Other Non-Current Liabilities

Other non-current liabilities at December 31, 2010 and 2009 consist of the following:

	2010	2009
	(In thousands)
Abandonment obligations	$40,444	$38,412
Other	857	579
	$41,301	$38,991

Abandonment Obligations

Changes in abandonment obligations for 2010 and 2009 are as follows:

	2010	2009
	(In thousands)
Beginning of year	$38,412	$31,737
Additional abandonment obligations from new properties	1,786	1,654
Sales or abandonments of properties	(2,057)	(293)
Accretion expense	2,623	3,120
Revisions of previous estimates	(320)	2,194
End of year	$40,444	$38,412

Our asset retirement obligation is measured using primarily Level 3 inputs.  The significant unobservable inputs to this fair value measurement include estimates of plugging, abandonment and remediation costs, inflation rate and well life.  The inputs are calculated based on historical data as well as current estimated costs.

CLAYTON WILLIAMS ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5.                         Income Taxes

Deferred tax assets and liabilities are the result of temporary differences between the financial statement carrying values and the tax basis of assets and liabilities.  Significant components of net deferred tax assets (liabilities) at December 31, 2010 and 2009 are as follows:

	2010	2009
	(In thousands)
Deferred tax assets:
Net operating loss carryforwards	$27,156	$24,275
Fair value of derivatives	3,536	518
Statutory depletion carryforwards	7,075	6,589
Abandonment obligations and other	16,451	11,389
	54,218	42,771
Deferred tax liabilities:
Property and equipment	(127,179)	(95,474)
	(127,179)	(95,474)
Net deferred tax liabilities	$(72,961)	$(52,703)

Components of net deferred tax liabilities:
Current assets	$5,074	$1,362
Non-current liabilities	(78,035)	(54,065)
	$(72,961)	$(52,703)

For the years ended December 31, 2010, 2009 and 2008, effective income tax rates were different than the statutory federal income tax rates for the following reasons:

	2010	2009	2008
	(In thousands)

Income tax expense (benefit) at statutory rate of 35%	$20,150	$(63,020)	$76,500
Tax depletion in excess of basis	(490)	(388)	(700)
Revision of previous tax estimates	8	(130)	55
State income taxes, net of federal tax effect	884	(655)	1,375
Other	82	97	97
Income tax expense (benefit)	$20,634	$(64,096)	$77,327

Current	$375	$124	$12
Deferred	20,259	(64,220)	77,315
Income tax expense (benefit)	$20,634	$(64,096)	$77,327

We derive a tax deduction when employees and directors exercise options granted under our stock option plans.  To the extent these tax deductions are used to reduce currently payable taxes in any period, we record a tax benefit for the excess of the tax deduction over cumulative book compensation expense as additional paid-in capital and as a financing cash flow in the accompanying consolidated financial statements.  At December 31, 2010, our cumulative tax loss carryforwards were approximately $99 million, of which $21.4 million relates to excess tax benefits from exercise of stock options.

The Company and its subsidiaries file federal income tax returns with the United States Internal Revenue Service (“IRS”) and state income tax returns in various state tax jurisdictions.  As a general rule, the Company’s tax returns for fiscal years after 2006 currently remain subject to examination by appropriate taxing authorities.  None of our income tax returns are under examination at this time.

In December 2008, we made an estimated federal income tax payment of $16 million.  Since we reported a net operating loss on our 2008 federal income tax return, we received a refund of $16 million in 2009.

CLAYTON WILLIAMS ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In 2007, we recorded a liability for taxes payable related to unrecognized tax benefits arising from uncertain tax positions taken by the Company in previous periods.  A reconciliation of the changes in this tax liability during the years ended December 31, 2010 and December 31, 2009 is as follows in thousands:

Balance at December 31, 2008	$144
Reductions for tax positions of prior years	(144)
Balance at December 31, 2009	—
Reductions for tax positions of prior years	—
Balance at December 31, 2010	$—

No unrecognized tax benefits originated during 2010 or 2009.

6.                          Derivatives

Commodity Derivatives

From time to time, we utilize commodity derivatives, consisting of swaps, floors and collars, to attempt to optimize the price received for our oil and gas production.  When using swaps to hedge oil and natural gas production, we receive a fixed price for the respective commodity and pay a floating market price as defined in each contract (generally NYMEX futures prices), resulting in a net amount due to or from the counterparty.  In floor transactions, we receive a fixed price (put strike price) if the market price falls below the put strike price for the respective commodity.  If the market price is greater than the put strike price, no payments are due from either party.  Costless collars are a combination of puts and calls, and contain a fixed floor price (put strike price) and ceiling price (call strike price).  If the market price for the respective commodity exceeds the call strike price or falls below the put strike price, then we receive the fixed price and pay the market price.  If the market price is between the call and the put strike prices, no payments are due from either party. Commodity derivatives are settled monthly as the contract production periods mature.

The following summarizes information concerning our net positions in open commodity derivatives applicable to periods subsequent to December 31, 2010.  The settlement prices of commodity derivatives are based on NYMEX futures prices.

Swaps:

	Oil		Gas
	Bbls	Price	MMBtu (a)	Price
Production Period:
1st Quarter 2011	657,000	$83.74	1,710,000	$7.07
2nd Quarter 2011	632,000	$83.71	1,650,000	$7.07
3rd Quarter 2011	547,000	$83.78	1,560,000	$7.07
4th Quarter 2011	540,000	$83.78	1,500,000	$7.07
2012	1,170,000	$90.65	—	$—
	3,546,000		6,420,000

(a)                      One MMBtu equals one Mcf at a Btu factor of 1,000.

We use a sensitivity analysis technique to evaluate the hypothetical effect that changes in the market value of oil and gas may have on the fair value of our commodity derivatives.  A $1 per barrel change in the price of oil and a $.50 per MMBtu change in the price of gas would change the fair value of our outstanding commodity derivatives at December 31, 2010 by approximately $5.8 million.

Accounting for Derivatives

We did not designate any of our currently open commodity derivatives as cash flow hedges; therefore, all changes in the fair value of these contracts prior to maturity, plus any realized gains or losses at maturity, are recorded as other income (expense) in our statements of operations.  For the year ended December 31, 2010, we reported a $722,000 net gain on derivatives, consisting of a $9.9 million gain for settled contracts and a $9.2 million loss related to changes in mark-to-market valuations.  For the year ended December 31, 2009, we reported a $17.4 million net loss on derivatives, consisting of a $15.9 million loss for settled contracts and a $1.5 million loss related to changes in mark-to-market valuations.

CLAYTON WILLIAMS ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Effect of Derivative Instruments on the Consolidated Balance Sheets

	Fair Value of Derivative Instruments as of December 31, 2010
	Asset Derivatives		Liability Derivatives
	Balance Sheet		Balance Sheet
	Location	Fair Value	Location	Fair Value
		(In thousands)		(In thousands)
Derivatives not designated as hedging instruments:

Commodity derivatives	Fair value of derivatives:		Fair value of derivatives:
	Current	$—	Current	$7,224
	Non-current	—	Non-current	3,409
Total		$—		$10,633

	Fair Value of Derivative Instruments as of December 31, 2009
	Asset Derivatives		Liability Derivatives
	Balance Sheet		Balance Sheet
	Location	Fair Value	Location	Fair Value
		(In thousands)		(In thousands)
Derivatives not designated as hedging instruments:

Commodity derivatives	Fair value of derivatives:		Fair value of derivatives:
	Current	$—	Current	$5,907
	Non-current	4,427	Non-current	—
Total		$4,427		$5,907

Gross to Net Presentation Reconciliation of Derivative Assets and Liabilities

	December 31, 2010
	Assets	Liabilities
	(In thousands)
Fair value of derivatives — gross presentation	$16,051	$26,684
Effects of netting arrangements	(16,051)	(16,051)
Fair value of derivatives — net presentation	$—	$10,633

	December 31, 2009
	Assets	Liabilities
	(In thousands)
Fair value of derivatives — gross presentation	$20,105	$21,585
Effects of netting arrangements	(15,678)	(15,678)
Fair value of derivatives — net presentation	$4,427	$5,907

All of our derivative contracts are with JPMorgan Chase Bank, N.A., which has a credit rating of AA- as determined by a nationally recognized statistical ratings organization.  We have elected to net the outstanding positions with this counterparty between current and noncurrent assets or liabilities.

Effect of Derivative Instruments on the Consolidated Statements of Operations

	Amount of Gain or (Loss) Recognized in Earnings
		Year Ended
	Location of Gain or (Loss)	December 31,
	Recognized in Earnings	2010	2009
		(In thousands)
Derivatives not designated as hedging instruments:

Commodity derivatives	Other income (expense) - Gain (loss) on derivatives	$722	$(17,416)
Total		$722	$(17,416)

CLAYTON WILLIAMS ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.                          Fair Value of Financial Instruments

Cash and cash equivalents, receivables, accounts payable and accrued liabilities were each estimated to have a fair value approximating the carrying amount due to the short maturity of those instruments.  Indebtedness under our secured bank credit facility was estimated to have a fair value approximating the carrying amount since the interest rate is generally market sensitive.  The estimated fair value of our Senior Notes at December 31, 2010 and 2009 was approximately $226 million and $198 million, respectively, based on market valuations.

The only financial assets and liabilities measured on a recurring basis at December 31, 2010 and 2009 were commodity derivatives.  Information regarding these assets and liabilities at December 31, 2010 is summarized below:

	December 31,
	2010	2009
	Significant Other
	Observable Inputs
Description	(Level 2)
	(In thousands)
Assets:
Fair value of commodity derivatives	$—	$4,427
Total assets	$—	$4,427

Liabilities:
Fair value of commodity derivatives	$10,633	$5,907
Total liabilities	$10,633	$5,907

8.                          Compensation Plans

Stock-Based Compensation

Initially, we reserved 86,300 shares of common stock for issuance under the Outside Directors Stock Option Plan (“Directors Plan”).  Since the inception of the Directors Plan, CWEI has issued options covering 52,000 shares of common stock at option prices ranging from $3.25 to $41.74 per share.  All outstanding options expire 10 years from the grant date and are fully exercisable upon issuance.  No options were granted under the Directors Plan in 2010.  At December 31, 2010, 15,000 options were outstanding under this plan.  In December 2009, the Board of Directors reduced the number of shares available for issuance under the Directors Plan to a level sufficient to cover only the remaining outstanding shares.

The following table sets forth certain information regarding our stock option plans as of and for the year ended December 31, 2010:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Term	Value(a)
Outstanding at January 1, 2010	24,000	$26.66
Exercised (b)	9,000	$26.70
Outstanding at December 31, 2010	15,000	$26.64	4	$859,990

Vested at December 31, 2010	15,000	$26.64	4	$859,990
Exercisable at December 31, 2010	15,000	$26.64	4	$859,990

(a)         Based on closing price at December 31, 2010 of $83.97 per share.

(b)        Cash received for options exercised totaled $240,280.

CLAYTON WILLIAMS ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table summarizes information with respect to options outstanding at December 31, 2010, all of which were granted under the Directors Plan and are currently exercisable.

	Outstanding and Exercisable Options
			Weighted
		Weighted	Average
		Average	Remaining
		Exercise	Life in
	Shares	Price	Years
Range of exercise prices:
$12.14 - $13.10	4,000	$12.62	1.5
$22.90 - $41.74	11,000	$31.73	4.5
	15,000	$26.64	3.7

The following table presents certain information regarding stock-based compensation amounts for the years ended December 31, 2010, 2009 and 2008.

	2010	2009	2008
	(In thousands, except per share)
Weighted average grant date fair value of options granted per share	$—	$—	$23.06
Intrinsic value of options exercised	$261	$586	$20,480

Stock-based employee compensation expense	$—	$—	$92
Tax benefit	—	—	(32)
Net stock-based employee compensation expense	$—	$—	$60

The fair value of stock options issued for each year was estimated at the date of grant using the Black-Scholes option pricing model.  The following weighted average assumptions were used in this model.

	2010	2009	2008
Risk-free interest rate	—	—	4%
Stock price volatility	—	—	63%
Expected life in years	—	—	10
Dividend yield	—	—	—

Non-Equity Award Plans

The Compensation Committee of the Board of Directors has adopted an after-payout (“APO”) incentive plan for officers, key employees and consultants who promote our drilling and acquisition programs.  The Compensation Committee’s objective in adopting this plan is to further align the interests of the participants with ours by granting the participants an APO interest in the production developed, directly or indirectly, by the participants.  The plan generally provides for the creation of a series of partnerships or participation arrangements, which are treated as partnerships for tax purposes (“APO Partnerships”), between us and the participants, to which we contribute a portion of our economic interest in wells drilled or acquired within certain areas.  Generally, we pay all costs to acquire, drill and produce applicable wells and receive all revenues until we have recovered all of our costs, plus interest (“payout”).  At payout, the participants receive 99% to 100% of all subsequent revenues and pay 99% to 100% of all subsequent expenses attributable to the APO Partnerships.  Between 5% and 7.5% of our economic interests in specified wells drilled or acquired by us subsequent to October 2002 are subject to the APO incentive plan.  We record our allocable share of the assets, liabilities, revenues, expenses and oil and gas reserves of these APO Partnerships in our consolidated financial statements.  Participants in the APO Incentive Plan are immediately vested in all future amounts payable under the plan.

CLAYTON WILLIAMS ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Compensation Committee has also authorized the formation of the APO Reward Plan which offers eligible officers, key employees and consultants the opportunity to receive bonus payments that are based on certain profits derived from a portion of our working interest in specified areas where we are conducting drilling and production enhancement operations.  The wells subject to an APO Reward Plan are not included in the APO Incentive Plan.  Likewise, wells included in the APO Incentive Plan are not included in the APO Reward Plan.  Although conceptually similar to the APO Incentive Plan, the APO Reward Plan is a compensatory bonus plan through which we pay participants a bonus equal to a portion of the APO cash flows received by us from our working interest in wells in a specified area.  Unlike the APO Incentive Plan, however, participants in the APO Reward Plan are not immediately vested in all future amounts payable under the plan.  To date, we have granted awards under the APO Reward Plan in seven specified areas, each of which established a quarterly bonus amount equal to 7% of the APO cash flow from wells drilled or recompleted in the respective areas after the effective date set forth in each plan, which dates range from January 1, 2007 to August 9, 2010.  Under these seven awards, the full vesting dates for future amounts payable under the plan for one award is November 4, 2011, three awards are August 9, 2012, and three awards are May 5, 2013.

In January 2007, we granted awards under the Southwest Royalties Reward Plan (the “SWR Reward Plan”), a one-time incentive plan which established a quarterly bonus amount for participants equal to the after-payout cash flow from a 22.5% working interest in one well.  Under the plan, two-thirds of the quarterly bonus amount is payable to the participants until the full vesting date of October 25, 2011.  After the full vesting date, the deferred portion of the quarterly bonus amount, with interest at 4.83% per year, as well as 100% of all subsequent quarterly bonus amounts, are payable to participants.

To continue as a participant in the APO Reward Plan or the SWR Reward Plan, participants must remain in the employment or service of the Company through the full vesting date established for each plan.  The full vesting date may be accelerated in the event of a change of control or sale transaction, as defined in the plan documents.

We recognize compensation expense related to the APO Partnerships based on the estimated value of economic interests conveyed to the participants.  Estimated compensation expense applicable to the APO Reward Plan and SWR Reward Plan is recognized over the applicable vesting periods, which range from two years to five years.  We recorded compensation expense of $13.9 million in 2010 and $2.8 million in 2009 in connection with all non-equity award plans.

9.                          Transactions with Affiliates

The Company and other entities (the “Williams Entities”) controlled by Mr. Williams are parties to an agreement (the “Service Agreement”) pursuant to which the Company furnishes services to, and receives services from, such entities.  Under the Service Agreement, as amended from time to time, CWEI provides legal, computer, payroll and benefits administration, insurance administration, tax preparation services, tax planning services, and financial and accounting services to the Williams Entities, as well as technical services with respect to certain oil and gas properties owned by the Williams Entities.  The Williams Entities provide business entertainment to or for the benefit of CWEI.  The following table summarizes the charges to and from the Williams Entities for the years ended December 31, 2010, 2009 and 2008.

CLAYTON WILLIAMS ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	2010	2009	2008
	(In thousands)
Amounts received from the Williams Entities:
Service Agreement:
Services	$513	$519	$581
Insurance premiums and benefits	859	826	868
Reimbursed expenses	319	300	467
	$1,691	$1,645	$1,916
Amounts paid to the Williams Entities:
Rent(a)	$811	$895	$807
Service Agreement:
Business entertainment(b)	116	116	91
Reimbursed expenses	146	128	197
	$1,073	$1,139	$1,095

(a)                             Rent amounts were paid to a Partnership within the Williams Entities.  The Company owns 31.9% of the Partnership and affiliates of the Company own 23.3%.

(b)                            Consists of hunting and fishing rights pertaining to land owned by affiliates of Mr. Williams.

Accounts receivable from affiliates and accounts payable to affiliates include, among other things, amounts for customary charges by the Company as operator of certain wells in which affiliates own an interest.

10.      Desta Drilling

In 2006, we formed a drilling rig joint venture with Lariat Services, Inc. (“Lariat”).  Initially, we referred to this joint venture as Larclay JV, but in June 2009, we changed the legal name of the operating entity in the joint venture to Desta Drilling, LP (“Desta Drilling”).  Lariat was designated as the operator of the rigs and provided all management services on behalf of Desta Drilling.  To permit Desta Drilling to finance the construction of 12 drilling rigs and related equipment, we provided credit support in the form of (1) a limited guaranty to the secured lender in the original amount of $19.5 million, (2) a drilling contract with Desta Drilling that expired in 2009 under which we were obligated to use the drilling rigs or pay idle rig rates, and (3) a subordinated loan to Desta Drilling of $4.6 million to finance excess construction costs.  During the term of the drilling contract, we paid Desta Drilling $24.4 million in idle rig fees.  We and Lariat also made cash advances to Desta Drilling in the form of subordinated loans of $7.5 million each to provide additional financial support.

We and Lariat each owned a 50% equity interest in Desta Drilling, but effective April 15, 2009, we entered into an agreement with Lariat whereby Lariat assigned to us their 50% equity interest  (the “Assignment”).  The Assignment from Lariat also included all of Lariat’s right, title and interest in the subordinated loans previously made by Lariat to Desta Drilling.  As consideration for the Assignment, CWEI assumed all of the obligations and liabilities of Lariat relating to Desta Drilling from and after the effective date, including Lariat’s obligations as operator of Desta Drilling’s rigs.  Upon consummation of the Assignment, CWEI contributed all of the subordinated loans to Desta Drilling’s capital.  In August 2009, we repaid in full all amounts outstanding under the secured term loan of Desta Drilling with borrowings of approximately $27.2 million under our revolving credit facility.

Upon consummation of the Assignment, we adopted a plan of disposition whereby we committed to sell eight of the 12 drilling rigs owned by Desta Drilling.  The plan of disposition met the criteria under applicable accounting standards for the designated assets to be classified as held for sale.  We are required to value the designated assets at the lower of their carrying value or fair value, less cost to sell, as of the date the plan of disposition was adopted.  To estimate the fair value of the drilling rigs and related equipment owned by Desta Drilling on the measurement date of April 15, 2009, we used a weighting of the market approach and the discounted cash flow approach.  Level 3 inputs used in the determination of discounted cash flow included estimated rig utilization rates, gross profits from drilling operations, future capital costs required for equipment replacements, useful lives for the equipment and discount rates.  We weighted the values obtained through the market approach by 67% and the values obtained through the discounted cash flow approach by 33% to give greater emphasis to the lack of demand for drilling equipment on the measurement date.  We estimated the fair value of the designated assets to be approximately $18.8 million and recorded a related charge for impairment of property and equipment of approximately $32.1 million in our statement of operations during the second quarter of 2009.  Under applicable accounting standards, this plan of disposition did not qualify for discontinued operations reporting.

CLAYTON WILLIAMS ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In December 2009, we modified the prior plan of disposition established in April 2009.  Based on significant improvements in oil prices, we escalated our developmental drilling program and put six of the drilling rigs previously held for sale back to work and transferred their estimated fair value of $11.4 million to property and equipment.  In the accompanying consolidated balance sheets at December 31, 2010 and December 31, 2009, assets held for sale were $8.8 million and $7.4 million, respectively, and consisted of two 2,000 horsepower drilling rigs and related equipment that was sold in February 2011 (see Note 18).

In December 2010, we acquired two additional drillings rigs for $5 million to be used in our on-going developmental drilling programs.

11.      Sales of Assets and Impairments of Inventory

Net gains and losses on sales of assets and impairments of inventory for the years ended December 31, 2010, 2009 and 2008 are as follows:

	2010	2009	2008
	(In thousands)
Gain on sales of assets	$3,680	$796	$44,503

Loss on sales of assets and impairment of inventory:
Loss on sales of assets	(1,655)	(348)	(2,122)
Impairment of inventory	(95)	(4,934)	—
	(1,750)	(5,282)	(2,122)

Net gain (loss)	$1,930	$(4,486)	$42,381

In June 2010, we sold our interests in 22 operated and 76 non-operated producing wells in North Louisiana for net proceeds of $73.1 million, after giving effect to customary closing adjustments and the allocation of approximately $2 million of proceeds to applicable APO Partnerships (see Note 8), resulting in a loss on the sale of approximately $1.4 million during the second quarter of 2010.  Proceeds from the sale were used to repay indebtedness under our revolving credit facility.  The assets that were sold in this transaction represented substantially all of our proved oil and gas properties in North Louisiana but did not meet the criteria for treatment as discontinued operations under applicable accounting standards.

Additionally in August 2010, we sold our interest in a non-operated well and related leasehold interests in North Louisiana for net proceeds of $2.9 million, all of which was recorded as a gain on sale of assets.

In June 2010, we acquired from a group of private investors an undivided 14% working interest in 36 Wolfberry operated wells in Andrews County, Texas for $9.6 million, after customary closing adjustments.  This purchase increased our working interest in these 36 wells to 100%.  In addition to the oil and gas reserves attributable to the acquired interests, the Company increased its stake in approximately 5,700 gross acres under lease in this area from 86% to 100%.

In 2008, we sold our interests in 16 producing wells for proceeds of $89.2 million and recorded a gain of approximately $33.1 million in the transaction.  We also sold two 2,000 horsepower drilling rigs and a well servicing unit for aggregate proceeds of $23.6 million and recorded an aggregate gain of $5.7 million.  Also in 2008, we sold our interest in a prospect in North Louisiana for proceeds of $3.1 million and recorded a gain of $3 million.

We maintain an inventory of tubular goods and other well equipment for use in our exploration and development drilling activities.  Inventory is carried at the lower of average cost or estimated fair market value.  We categorize the measurement of fair value of inventory as Level 2 under applicable accounting standards.  To determine estimated fair value of inventory, we subscribe to market surveys and obtain quotes from equipment dealers for similar equipment.  We then correlate the data as needed to estimate the fair value of the specific items (or groups of similar items) in our inventory.  If the estimated fair values for those specific items (or groups of similar items) in our inventory are less than the related average cost, a provision for impairment is made.

CLAYTON WILLIAMS ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12.      Commitments and Contingencies

Leases

We lease office space from affiliates and nonaffiliates under noncancelable operating leases.  Rental expense pursuant to the office leases amounted to $1 million, $1.1 million and $997,000 for the years ended December 31, 2010, 2009 and 2008, respectively.

Future minimum payments under noncancelable leases at December 31, 2010, are as follows:

	Leases
	Capital(a)	Operating	Total
	(In thousands)
2011	$885	$1,123	$2,008
2012	692	389	1,081
2013	226	214	440
Thereafter	—	13	13
Total minimum lease payments	$1,803	$1,739	$3,542

(a)   Relates to vehicle leases.

Legal Proceedings

CWEI is a defendant in several lawsuits that have arisen in the ordinary course of business. While the outcome of these lawsuits cannot be predicted with certainty, management does not expect any of these to have a material adverse effect on our consolidated financial condition or results of operations.

13.      Impairment of Property and Equipment

We impair our long-lived assets, including oil and gas properties and contract drilling equipment, when estimated undiscounted future net cash flows of an asset are less than its carrying value.  The amount of any such impairment is recognized based on the difference between the carrying value and the estimated fair value of the asset.    We categorize the measurement of fair value of these assets as Level 3 inputs.  We estimate the fair value of the impaired property by applying weighting factors to fair values determined under three different methods: discounted cash flow method, flowing daily production method and proved reserves per BOE method.  We then assign applicable weighting factors based on the relevant facts and circumstances.  We recorded provisions for impairment of proved properties of $11.9 million in 2010, $27 million in 2009, and $12.9 million in 2008.  The 2010 provision related primarily to $11.1 million for certain non-core properties in the Permian Basin.  The 2009 provision related primarily to $21.6 million for certain properties in South Louisiana.  The 2008 provision related primarily to oil and gas proved property impairments of $11.3 million for the Margarita #1 well on our Deep Bossier prospect.

We impair our unproved oil and gas properties when we determine that a prospect’s carrying value exceeds its estimated fair value.  We categorize the measurement of fair value of these assets as Level 3 inputs.  Unproved properties are nonproducing and do not have estimable cash flow streams.  Therefore, we estimate the fair value of individually significant prospects by obtaining, when available, information about recent market transactions in the vicinity of the prospects and adjust the market data as needed to give consideration to location of the prospects to known fields and reservoirs, the extent of geological and geophysical data on the prospects, the remaining terms of leases holding the acreage in the prospects, recent drilling results in the vicinity of the prospects, and other risk-related factors such as drilling and completion costs, estimated product prices and other economic factors.  Individually insignificant prospects are grouped and impaired based on remaining lease terms and our historical experience with similar prospects.  We recorded provisions for impairment of unproved properties aggregating $7.8 million, $36.1 million and $51.2 million in 2010, 2009 and 2008, respectively, and charged these impairments to exploration costs in the accompanying statements of operations.

CLAYTON WILLIAMS ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14.      Quarterly Financial Data (Unaudited)

The following table summarizes results for each of the four quarters in the years ended December 31, 2010 and 2009.

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Year
	(In thousands, except per share)
Year ended December 31, 2010:
Total revenues	$79,831	$77,483	$85,232	$89,085	$331,631
Operating income	$20,873	$5,853	$27,083	$24,135	$77,944
Net income (loss)(a)	$16,675	$13,963	$11,623	$(5,323)	$36,938
Net income (loss) per common share(b):
Basic	$1.37	$1.15	$.96	$(.44)	$3.04
Diluted	$1.37	$1.15	$.96	$(.44)	$3.04
Weighted average common shares outstanding:
Basic	12,146	12,146	12,146	12,153	12,148
Diluted	12,146	12,146	12,146	12,153	12,148

Year ended December 31, 2009:
Total revenues	$57,782	$60,503	$62,426	$75,250	$255,961
Operating loss	$(31,620)	$(33,462)	$(19,571)	$(56,772)	$(141,425)
Net loss(a)	$(22,315)	$(38,608)	$(13,600)	$(42,892)	$(117,415)
Net loss per common share(b):
Basic	$(1.84)	$(3.18)	$(1.12)	$(3.53)	$(9.67)
Diluted	$(1.84)	$(3.18)	$(1.12)	$(3.53)	$(9.67)
Weighted average common shares outstanding:
Basic	12,122	12,142	12,144	12,144	12,138
Diluted	12,122	12,142	12,144	12,144	12,138

(a)          The Company recorded an $11.1 million charge for impairment of property and equipment in the second quarter of 2010 and an $800,000 charge in the third quarter of 2010.  The Company recorded a $32.1 million charge for impairment of property and equipment in the second quarter of 2009 and a $27 million charge in the fourth quarter of 2009.

(b)         The sum of the individual quarterly net income (loss) per share amounts may not agree to the total for the year since each period’s computation is based on the weighted average number of common shares outstanding during each period.

15.      Costs of Oil and Gas Properties

The following table sets forth certain information with respect to costs incurred in connection with the Company’s oil and gas producing activities during the years ended December 31, 2010, 2009 and 2008.

	2010	2009	2008
	(In thousands)
Property acquisitions:
Proved	$9,556	$—	$—
Unproved	29,680	12,558	36,397
Developmental costs	238,197	86,672	260,073
Exploratory costs	7,528	32,758	51,237
Total	$284,961	$131,988	$347,707

CLAYTON WILLIAMS ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table sets forth the capitalized costs for oil and gas properties as of December 31, 2010 and 2009.

	2010	2009
	(In thousands)
Proved properties	$1,655,217	$1,532,508
Unproved properties	52,035	47,156
Total capitalized costs	1,707,252	1,579,664
Accumulated depreciation, depletion and amortization	(983,119)	(945,047)
Net capitalized costs	$724,133	$634,617

16.      Segment Information

We have two reportable operating segments, which are oil and gas exploration and production and contract drilling services. The following tables present selected financial information regarding our operating segments for 2010, 2009 and 2008.

		Contract	Intercompany	Consolidated
For the Year Ended December 31, 2010	Oil and Gas	Drilling	Eliminations	Total
	(In thousands)
Revenues	$331,631	$35,269	$(35,269)	$331,631
Depreciation, depletion and amortization(a)	111,353	10,044	(8,344)	113,053
Other operating expenses(b)	139,514	26,614	(25,494)	140,634
Interest expense	24,397	5	—	24,402
Other expense	(4,030)	—	—	(4,030)
Income (loss) before income taxes	60,397	(1,394)	(1,431)	57,572
Income tax expense (benefit)	21,122	(488)	—	20,634
Net income (loss)	39,275	(906)	(1,431)	36,938
Less (income) loss attributable to noncontrolling interest, net of tax	—	—	—	—
Net income (loss) attributable to Clayton Williams Energy, Inc.	$39,275	$(906)	$(1,431)	$36,938
Total assets	$854,621	$37,727	$(1,431)	$890,917
Additions to property and equipment	$286,285	$16,953	$—	$303,238

CLAYTON WILLIAMS ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

		Contract	Intercompany	Consolidated
For the Year Ended December 31, 2009	Oil and Gas	Drilling	Eliminations	Total
	(In thousands)
Revenues	$249,280	$27,000	$(20,319)	$255,961
Depreciation, depletion and amortization(a)	154,328	38,027	(3,557)	188,798
Other operating expenses(b)	214,282	11,054	(16,748)	208,588
Interest expense	22,267	1,491	—	23,758
Other expense	14,873	—	—	14,873
Loss before income taxes	(156,470)	(23,572)	(14)	(180,056)
Income tax benefit	(55,864)	(8,232)	—	(64,096)
Net loss	(100,606)	(15,340)	(14)	(115,960)
Less (income) loss attributable to noncontrolling interest, net of tax	783	(2,238)	—	(1,455)
Net loss attributable to Clayton Williams Energy, Inc.	$(99,823)	$(17,578)	$(14)	$(117,415)
Total assets	$773,631	$42,623	$(31,650)	$784,604
Additions to property and equipment	$133,860	$4,696	$—	$138,556

		Contract	Intercompany	Consolidated
For the Year Ended December 31, 2008	Oil and Gas	Drilling	Eliminations	Total
	(In thousands)
Revenues	$514,686	$64,153	$(13,322)	$565,517
Depreciation, depletion and amortization(a)	124,874	10,651	(2,101)	133,424
Other operating expenses(b)	232,047	47,493	(9,728)	269,812
Interest expense	21,134	3,860	—	24,994
Other income	(81,282)	—	—	(81,282)
Income (loss) before income taxes	217,913	2,149	(1,493)	218,569
Income tax expense	76,546	781	—	77,327
Net income (loss)	141,367	1,368	(1,493)	141,242
Less (income) loss attributable to noncontrolling interest, net of tax	381	(1,089)	—	(708)
Net income (loss) attributable to Clayton Williams Energy, Inc.	$141,748	$279	$(1,493)	$140,534
Total assets	$864,260	$85,006	$(5,857)	$943,409
Additions to property and equipment	$350,184	$1,195	$(1,493)	$349,886

(a)                Includes impairment of property and equipment.

(b)               Includes the following expenses:  production, exploration, natural gas services, accretion of abandonment obligations, general and administrative and loss on sales of assets and impairment of inventory.

17.      Guarantor Financial Information

In July 2005, CWEI (“Issuer”) issued $225 million of Senior Notes (see Note 3).  All of the Issuer’s wholly-owned and active subsidiaries which have jointly and severally, irrevocably and unconditionally guaranteed the performance and payment when due of all obligations under the Senior Notes are referred to as “Guarantor Subsidiaries” in the following condensed consolidating financial statements.  Prior to August 2009, neither Desta Drilling nor WCEP, LLC, the general partner of West Coast Energy Properties, L.P., an affiliated limited partnership, were guarantors of the Senior Notes, but in August 2009, Desta Drilling became a guarantor of the Senior Notes.  As a result, we have reclassified the condensed consolidating financial statements prior to December 31, 2009 in this Note 17 to include the accounts of Desta Drilling in the Guarantor Subsidiaries column and to reflect only the accounts of WCEP, LLC in the Non-Guarantor Subsidiary column.

CLAYTON WILLIAMS ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The financial information on the following pages sets forth the Company’s condensed consolidating financial statements as of and for the periods indicated.

Condensed Consolidating Balance Sheet

December 31, 2010

(Dollars in thousands)

			Non-
		Guarantor	Guarantor	Adjustments/
	Issuer	Subsidiaries	Subsidiary	Eliminations	Consolidated

Current assets	$164,630	$137,156	$1,132	$(189,097)	$113,821
Property and equipment, net	430,870	329,957	6,262	—	767,089
Investments in subsidiaries	114,247	—	—	(114,247)	—
Other assets	9,837	170	—	—	10,007

Total assets	$719,584	$467,283	$7,394	$(303,344)	$890,917

Current liabilities	$201,031	$121,664	$122	$(189,097)	$133,720
Non-current liabilities:
Long-term debt	385,000	—	—	—	385,000
Fair value of derivatives	3,409	—	—	—	3,409
Other	56,494	62,700	145	(3)	119,336
	444,903	62,700	145	(3)	507,745

Equity	73,650	282,919	7,127	(114,244)	249,452

Total liabilities and equity	$719,584	$467,283	$7,394	$(303,344)	$890,917

Condensed Consolidating Balance Sheet

December 31, 2009

(Dollars in thousands)

			Non-
		Guarantor	Guarantor	Adjustments/
	Issuer	Subsidiaries	Subsidiary	Eliminations	Consolidated

Current assets	$205,950	$146,443	$920	$(249,716)	$103,597
Property and equipment, net	326,149	337,566	6,331	—	670,046
Investments in subsidiaries	112,018	—	—	(112,018)	—
Other assets	10,348	613	—	—	10,961

Total assets	$654,465	$484,622	$7,251	$(361,734)	$784,604

Current liabilities	$153,505	$180,357	$127	$(249,716)	$84,273
Non-current liabilities:
Long-term debt	395,000	—	—	—	395,000
Other	31,039	61,883	136	(2)	93,056
	426,039	61,883	136	(2)	488,056

Equity	74,921	242,382	6,988	(112,016)	212,275

Total liabilities and equity	$654,465	$484,622	$7,251	$(361,734)	$784,604

Condensed Consolidating Statement of Operations

Year Ended December 31, 2010

(Dollars in thousands)

			Non-
		Guarantor	Guarantor	Adjustments/
	Issuer	Subsidiaries	Subsidiary	Eliminations	Consolidated

Total revenue	$209,046	$122,673	$723	$(811)	$331,631
Costs and expenses	166,846	86,963	689	(811)	253,687
Operating income (loss)	42,200	35,710	34	—	77,944
Other income (expense)	(26,801)	6,282	147	—	(20,372)
Income tax (expense) benefit	(20,634)	—	—	—	(20,634)
Net income (loss)	$(5,235)	$41,992	$181	$—	$36,938

Condensed Consolidating Statement of Operations

Year Ended December 31, 2009

(Dollars in thousands)

			Non-
		Guarantor	Guarantor	Adjustments/
	Issuer	Subsidiaries	Subsidiary	Eliminations	Consolidated

Total revenue	$148,347	$108,098	$617	$(1,101)	$255,961
Costs and expenses	254,655	142,807	1,025	(1,101)	397,386
Operating income (loss)	(106,308)	(34,709)	(408)	—	(141,425)
Other income (expense)	(42,820)	4,043	146	—	(38,631)
Income tax (expense) benefit	64,096	—	—	—	64,096
Noncontrolling interest, net of tax	(1,455)	—	—	—	(1,455)
Net income (loss)	$(86,487)	$(30,666)	$(262)	$—	$(117,415)

Condensed Consolidating Statement of Operations

Year Ended December 31, 2008

(Dollars in thousands)

			Non-
		Guarantor	Guarantor	Adjustments/
	Issuer	Subsidiaries	Subsidiary	Eliminations	Consolidated

Total revenue	$346,570	$237,307	$1,033	$(19,393)	$565,517
Costs and expenses	254,093	166,310	733	(17,900)	403,236
Operating income (loss)	92,477	70,997	300	(1,493)	162,281
Other income (expense)	65,414	(9,362)	236	—	56,288
Income tax (expense) benefit	(77,327)	—	—	—	(77,327)
Noncontrolling interest, net of tax	(708)	—	—	—	(708)
Net income (loss)	$79,856	$61,635	$536	$(1,493)	$140,534

Condensed Consolidating Statement of Cash Flows

Year Ended December 31, 2010

(Dollars in thousands)

			Non-
		Guarantor	Guarantor	Adjustments/
	Issuer	Subsidiaries	Subsidiary	Eliminations	Consolidated

Operating activities	$114,960	$84,490	$457	$8,344	$208,251
Investing activities	(161,742)	(33,440)	(257)	(8,344)	(203,783)
Financing activities	39,983	(49,723)	(21)	—	(9,761)
Net increase (decrease) in cash and cash equivalents	(6,799)	1,327	179	—	(5,293)
Cash at the beginning of the period	11,839	1,344	830	—	14,013
Cash at end of the period	$5,040	$2,671	$1,009	$—	$8,720

Condensed Consolidating Statement of Cash Flows

Year Ended December 31, 2009

(Dollars in thousands)

			Non-
		Guarantor	Guarantor	Adjustments/
	Issuer	Subsidiaries	Subsidiary	Eliminations	Consolidated

Operating activities	$(28,867)	$129,934	$113	$3,531	$104,711
Investing activities	(186,872)	21,872	(67)	(3,531)	(168,598)
Financing activities	192,197	(155,516)	20	—	36,701
Net increase (decrease) in cash and cash equivalents	(23,542)	(3,710)	66	—	(27,186)
Cash at the beginning of the period	35,381	5,054	764	—	41,199
Cash at end of the period	$11,839	$1,344	$830	$—	$14,013

Condensed Consolidating Statement of Cash Flows

Year Ended December 31, 2008

(Dollars in thousands)

			Non-
		Guarantor	Guarantor	Adjustments/
	Issuer	Subsidiaries	Subsidiary	Eliminations	Consolidated

Operating activities	$319,182	$59,737	$960	$2,101	$381,980
Investing activities	(126,079)	(110,366)	(329)	(2,101)	(238,875)
Financing activities	(163,047)	48,797	—	—	(114,250)
Net increase (decrease) in cash and cash equivalents	30,056	(1,832)	631	—	28,855
Cash at the beginning of the period	5,325	6,886	133	—	12,344
Cash at end of the period	$35,381	$5,054	$764	$—	$41,199

CLAYTON WILLIAMS ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18.      Subsequent Events

We have evaluated events and transactions that occurred after the balance sheet date of December 31, 2010.  In February 2011, we sold two 2,000 horsepower drilling rigs and related equipment for $22 million of total consideration, and we expect to record a gain on the sale of approximately $13.2 million during the first quarter of 2011.  Proceeds from the sale consisted of $11 million cash and an $11 million promissory note due in August 2011.

In March 2011, CWEI (the “Issuer”) issued $300 million of aggregate principal amount of 7.75% Senior Notes due 2019 (the “2019 Senior Notes”).  The 2019 Senior Notes were issued at face value and bear interest at 7.75% per year, payable semi-annually on April 1 and October 1 of each year, beginning October 1, 2011.  In April 2011, the Issuer issued an additional $50 million aggregate principal amount of 2019 Senior Notes with an original issue discount of 1% or $500,000.  In connection with the issuance of the 2019 Senior Notes, the Issuer ageed to file a registration statement with the Securities and Exchange Commission to offer to exchange the 2019 Senior Notes for substantially identical notes that will be registered under the Securities Act of 1933.  Presented below is condensed consolidated financial information of the Issuer and the Issuer’s material wholly-owned subsidiaries, all of which have jointly and severally, irrevocably and unconditionally guaranteed the performance and payment when due of all obligations under the 2019 Senior Notes and are referred to as “Guarantor Subsidiaries” in the following condensed consolidating financial statements.

Condensed Consolidating Financial Information

The following financial information sets forth the condensed consolidating financial statements as of and for the periods indicated for the Issuer and the Guarantor Subsidiaries.  Elimination entries presented are necessary to combine the entities.

Condensed Consolidating Balance Sheet

December 31, 2010

(Dollars in thousands)

		Guarantor	Adjustments/
	Issuer	Subsidiaries	Eliminations	Consolidated

Current assets	$164,630	$138,288	$(189,097)	$113,821
Property and equipment, net	430,870	336,219	—	767,089
Investments in subsidiaries	114,247	—	(114,247)	—
Other assets	9,837	170	—	10,007
Total assets	$719,584	$474,677	$(303,344)	$890,917

Current liabilities	$201,031	$121,786	$(189,097)	$133,720
Non-current liabilities:
Long-term debt	385,000	—	—	385,000
Fair value of derivatives	3,409	—	—	3,409
Other	56,494	62,845	(3)	119,336
	444,903	62,845	(3)	507,745

Equity	73,650	290,046	(114,244)	249,452

Total liabilities and equity	$719,584	$474,677	$(303,344)	$890,917

Condensed Consolidating Balance Sheet

December 31, 2009

(Dollars in thousands)

		Guarantor	Adjustments/
	Issuer	Subsidiaries	Eliminations	Consolidated

Current assets	$205,950	$147,363	$(249,716)	$103,597
Property and equipment, net	326,149	343,897	—	670,046
Investments in subsidiaries	112,018	—	(112,018)	—
Other assets	10,348	613	—	10,961
Total assets	$654,465	$491,873	$(361,734)	$784,604

Current liabilities	$153,505	$180,484	$(249,716)	$84,273
Non-current liabilities:
Long-term debt	395,000	—	—	395,000
Other	31,039	62,019	(2)	93,056
	426,039	62,019	(2)	488,056

Equity	74,921	249,370	(112,016)	212,275

Total liabilities and equity	$654,465	$491,873	$(361,734)	$784,604

Condensed Consolidating Statement of Operations

Year Ended December 31, 2010

(Dollars in thousands)

		Guarantor	Adjustments/
	Issuer	Subsidiaries	Eliminations	Consolidated

Total revenue	$209,046	$123,396	$(811)	$331,631
Costs and expenses	166,846	87,652	(811)	253,687
Operating income (loss)	42,200	35,744	—	77,944
Other income (expense)	(26,801)	6,429	—	(20,372)
Income tax (expense) benefit	(20,634)	—	—	(20,634)
Net income (loss)	$(5,235)	$42,173	$—	$36,938

Condensed Consolidating Statement of Operations

Year Ended December 31, 2009

(Dollars in thousands)

		Guarantor	Adjustments/
	Issuer	Subsidiaries	Eliminations	Consolidated

Total revenue	$148,347	$108,715	$(1,101)	$255,961
Costs and expenses	254,655	143,832	(1,101)	397,386
Operating income (loss)	(106,308)	(35,117)	—	(141,425)
Other income (expense)	(42,820)	4,189	—	(38,631)
Income tax (expense) benefit	64,096	—	—	64,096
Noncontrolling interest, net of tax	(1,455)	—	—	(1,455)
Net income (loss)	$(86,487)	$(30,928)	$—	$(117,415)

Condensed Consolidating Statement of Operations

Year Ended December 31, 2008

(Dollars in thousands)

		Guarantor	Adjustments/
	Issuer	Subsidiaries	Eliminations	Consolidated

Total revenue	$346,570	$238,340	$(19,393)	$565,517
Costs and expenses	254,093	167,043	(17,900)	403,236
Operating income (loss)	92,477	71,297	(1,493)	162,281
Other income (expense)	65,414	(9,126)	—	56,288
Income tax (expense) benefit	(77,327)	—	—	(77,327)
Noncontrolling interest, net of tax	(708)	—	—	(708)
Net income (loss)	$79,856	$62,171	$(1,493)	$140,534

Condensed Consolidating Statement of Cash Flows

Year Ended December 31, 2010

(Dollars in thousands)

		Guarantor	Adjustments/
	Issuer	Subsidiaries	Eliminations	Consolidated

Operating activities	$114,960	$84,947	$8,344	$208,251
Investing activities	(161,742)	(33,697)	(8,344)	(203,783)
Financing activities	39,983	(49,744)	—	(9,761)
Net increase (decrease) in cash and cash equivalents	(6,799)	1,506	—	(5,293)
Cash at the beginning of the period	11,839	2,174	—	14,013
Cash at end of the period	$5,040	$3,680	$—	$8,720

Condensed Consolidating Statement of Cash Flows

Year Ended December 31, 2009

(Dollars in thousands)

		Guarantor	Adjustments/
	Issuer	Subsidiaries	Eliminations	Consolidated

Operating activities	$(28,867)	$130,047	$3,531	$104,711
Investing activities	(186,872)	21,805	(3,531)	(168,598)
Financing activities	192,197	(155,496)	—	36,701
Net increase (decrease) in cash and cash equivalents	(23,542)	(3,644)	—	(27,186)
Cash at the beginning of the period	35,381	5,818	—	41,199
Cash at end of the period	$11,839	$2,174	$—	$14,013

Condensed Consolidating Statement of Cash Flows

Year Ended December 31, 2008

(Dollars in thousands)

		Guarantor	Adjustments/
	Issuer	Subsidiaries	Eliminations	Consolidated

Operating activities	$319,182	$60,697	$2,101	$381,980
Investing activities	(126,079)	(110,695)	(2,101)	(238,875)
Financing activities	(163,047)	48,797	—	(114,250)
Net increase (decrease) in cash and cash equivalents	30,056	(1,201)	—	28,855
Cash at the beginning of the period	5,325	7,019	—	12,344
Cash at end of the period	$35,381	$5,818	$—	$41,199

CLAYTON WILLIAMS ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19.      Oil and Gas Reserve Information (Unaudited)

The estimates of proved oil and gas reserves utilized in the preparation of the consolidated financial statements were prepared by independent petroleum engineers.  Such estimates are in accordance with guidelines established by the SEC and the FASB.  All of our reserves are located in the United States.  For information about our results of operations from oil and gas activities, see the accompanying consolidated statements of operations.

We emphasize that reserve estimates are inherently imprecise.  Accordingly, the estimates are expected to change as more current information becomes available.  In addition, a portion of our proved reserves are classified as proved developed nonproducing and proved undeveloped, which increases the imprecision inherent in estimating reserves which may ultimately be produced.

We did not have any capital costs relating to exploratory wells pending the determination of proved reserves for the years ended December 31, 2010, 2009 and 2008.

The following table sets forth estimated proved oil and gas reserves together with the changes therein (oil in MBbls, gas in MMcf, gas converted to MBOE by dividing MMcf by six) for the years ended December 31, 2010, 2009 and 2008.

	Oil	Gas	MBOE
Proved reserves:
December 31, 2007	27,946	123,156	48,472
Revisions	(5,620)	(15,938)	(8,276)
Extensions and discoveries	2,057	23,824	6,028
Sales of minerals-in-place	(473)	(8,560)	(1,900)
Production	(3,134)	(18,553)	(6,226)
December 31, 2008	20,776	103,929	38,098
Revisions	297	(15,898)	(2,353)
Extensions and discoveries	2,985	4,021	3,655
Production	(3,105)	(15,949)	(5,763)
December 31, 2009	20,953	76,103	33,637
Revisions	1,511	4,628	2,282
Extensions and discoveries	18,969	25,343	23,193
Purchases of minerals-in-place	317	190	349
Sales of minerals-in-place	(268)	(16,017)	(2,937)
Production	(3,667)	(10,750)	(5,459)
December 31, 2010	37,815	79,497	51,065

Proved developed reserves:
December 31, 2008	16,815	87,340	31,372
December 31, 2009	16,779	70,840	28,586
December 31, 2010	24,570	59,409	34,472

CLAYTON WILLIAMS ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Net upward revisions of 2,282 MBOE consisted of upward revisions of 6,005 MBOE related to pricing and downward revisions of 3,723 MBOE related to performance.  Upward revisions of 6,005 MBOE were attributable to the effects of higher product prices on the estimated quantities of proved reserves.  Most of the downward performance revisions resulted from the reclassification of reserves from proved undeveloped to probable.

The standardized measure of discounted future net cash flows relating to estimated proved reserves as of December 31, 2010, 2009 and 2008 was as follows:

	2010	2009	2008
	(In thousands)
Future cash inflows	$3,058,637	$1,311,330	$1,374,684
Future costs:
Production	(1,127,744)	(588,564)	(569,053)
Development	(308,420)	(86,918)	(104,223)
Income taxes	(455,980)	(119,343)	(126,819)
Future net cash flows	1,166,493	516,505	574,589
10% discount factor	(482,055)	(152,232)	(169,423)
Standardized measure of discounted net cash flows	$684,438	$364,273	$405,166

Changes in the standardized measure of discounted future net cash flows relating to estimated proved reserves for the years ended December 31, 2010, 2009 and 2008 were as follows:

	2010	2009	2008
	(In thousands)
Standardized measure, beginning of period	$364,273	$405,166	$925,969
Net changes in sales prices, net of production costs	192,193	12,007	(600,719)
Revisions of quantity estimates	56,190	(34,419)	(101,889)
Accretion of discount	45,963	51,123	131,824
Changes in future development costs, including development costs incurred that reduced future development costs	39,689	33,217	69,466
Changes in timing and other	20,839	(31,567)	(9,385)
Net change in income taxes	(210,090)	15,457	299,193
Future abandonment cost, net of salvage	(1,107)	(5,075)	(548)
Extensions and discoveries	441,719	89,546	155,006
Sales, net of production costs	(244,792)	(171,182)	(373,988)
Purchases of minerals-in-place	9,290	—	—
Sales of minerals-in-place	(29,729)	—	(89,763)
Standardized measure, end of period.	$684,438	$364,273	$405,166

The estimated present value of future cash flows relating to estimated proved reserves is extremely sensitive to prices used at any measurement period.  The average prices used for each commodity for the years ended December 31, 2010, 2009 and 2008 were as follows:

	Average Price
	Oil (a)	Gas
As of December 31:
2010 (b)	$72.36	$5.44
2009 (b)	$54.81	$3.71
2008	$42.03	$5.90

(a)                Includes natural gas liquids.

(b)               Average prices for December 31, 2010 and 2009 were based on the 12-month unweighted arithmetic average of the first-day-of-the-month price for the period from January through December during each respective calendar year.

Schedule II — Valuation and Qualifying Accounts

	Balance at			Balance at
	Beginning of			End of
Description	Period	Additions(a)	Deductions(b)	Period
	(In thousands)
Year Ended December 31, 2010:
Allowance for doubtful accounts - Joint interest and other	$1,273	$—	$—	$1,273
Year Ended December 31, 2009:
Allowance for doubtful accounts - Joint interest and other	$1,387	$—	$(114)	$1,273
Year Ended December 31, 2008:
Allowance for doubtful accounts - Joint interest and other	$1,387	$—	$—	$1,387

(a)            Additions relate to provisions for doubtful accounts.

(b)           Deductions relate to the write-off or recovery of the provisions for doubtful accounts.

S-1